                                                                   EXHIBIT 3.1.1

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                           BEACON ROOFING SUPPLY, INC.

      Beacon Roofing Supply, Inc., a corporation organized under the laws of the State of Delaware (the "CORPORATION"), hereby certifies as follows:

      1. The name of the Corporation is Beacon Roofing Supply, Inc. The Corporation was incorporated in July 16, 1997 under the name Beacon Holding Corporation.

      2. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, the Corporation has adopted this Second Amended and Restated Certificate of Incorporation restating, integrating and further amending its Certificate of Incorporation (originally filed July 16, 1997, amended and restated on August 12, 1997 and further amended on February 22, 2000), which Second Amended and Restated Certificate of Incorporation has been duly proposed by the directors and adopted by the stockholders of this corporation (by written consent pursuant to Section 228 of said General Corporation Law) in accordance with the provisions of said Sections 242 and 245.

      3. The text of the Second Amended and Restated Certificate of Incorporation as amended and restated shall be and read in full as follows:

                                    ARTICLE I

      The name of the Corporation is Beacon Roofing Supply, Inc. (the "CORPORATION").

                                   ARTICLE II

      The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, 19808. The name of the Corporation's registered agent at that address is The Prentice Hall Corporation System, Inc.

                                   ARTICLE III

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Act.

                                   ARTICLE IV

            (a) The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock, having a par value of $.01 per share (the "COMMON STOCK") and Five Million (5,000,000) shares of Preferred Stock having a par value of $.01 per share (the "PREFERRED STOCK"). Upon effectiveness of this Second Amended and Restated Certificate of Incorporation, (i) each share of Class A Common Stock heretofore authorized, issued and outstanding shall be reclassified into one share of Common Stock and all authorized shares of Class A Common Stock and Class B Common Stock shall cease to be authorized and (ii) each share of Common Stock of the Corporation then issued and outstanding shall be split into Four Thousand Five Hundred Fifty (4,550) shares of Common Stock to be effectuated by means of the issuance of a dividend on the Common Stock equal to Four Thousand Five Hundred Forty-Nine (4,549) shares of Common Stock for each share of Common Stock outstanding; provided, that no fractional shares shall be issued as a result of such split, and in lieu thereof all fractional share interests shall be rounded up to the nearest whole share.

            (b) Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one
      (1) vote for each share held of record.

            (c) Subject to all of the rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

            (d) The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW").

                                    ARTICLE V

      The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

            (b) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

            (c) The number of directors of the Corporation shall be fixed in accordance with the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

            (d) Subject to the right, if any, of holders of any series of the Preferred Stock then outstanding, any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director.

            (e) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this paragraph (e) shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

                                   ARTICLE VI

            (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "PROCEEDING"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists as of the date hereof or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide both prior to such amendment and as of the date hereof), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or trustee and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation service to an employee benefit plan) in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VI or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers and trustees.

            (b) If a claim under paragraph (a) of this Article VI is not paid in full by the Corporation within thirty days after written notice thereof has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct under the General Corporation Law, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

            (c) The rights to indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition conferred in this Article VI shall not be (and they shall not be deemed to be) exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

            (d) The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this Article VI), whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

            (e) Any repeal or modification of this Article VI shall not impair or otherwise affect any rights, or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

            (f) This Article VI shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition and there shall be a rebuttable presumption that a claimant under this Article VI is entitled to such indemnification and the Corporation shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

            (g) If any provision of this Article VI shall be deemed invalid or unenforceable, the Corporation shall remain obligated to indemnify and advance expenses subject to all those provisions of this Article VI which are not invalid or unenforceable.

                                   ARTICLE VII

      Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. The authority contemplated by Section 228 of the General Corporation Law which permits stockholders to act by written consent is expressly denied to the stockholders of the Corporation. Accordingly, the stockholders have no ability to take any action unless such action is taken at an annual or special meeting of the stockholders.

                                  ARTICLE VIII

      Special meetings of stockholders may be called at any time by only the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President), or by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

                                   ARTICLE IX

      The Corporation expressly elects to be governed by Section 203 of the General Corporation Law. Notwithstanding the terms of Section 203 of the General Corporation Law, none of Code, Hennessy & Simmons III, L.P., CHS Management III, L.P. or Code Hennessy & Simmons LLC or any of their affiliates shall be deemed, at any time and without regard to the percentage of voting stock of the Corporation owned by them, to be an "interested stockholder" as such term is defined in Section 203(c)(5) of the General Corporation Law.

                                    ARTICLE X

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      IN WITNESS WHEREOF, Beacon Roofing Supply, Inc. has caused this certificate to be executed in its corporate name this _______day of _______, 2004.



                                    BEACON ROOFING SUPPLY, INC.



                                    By:
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                                    Its:
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Attest:

By:
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Its:  Secretary